THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UDNER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFCTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.



                            SECURED PROMISSORY NOTE


$12,000,000                                                      Minneapolis, MN
                                                                November 3, 2006

      FOR VALUE RECEIVED, the undersigned, Universal Insurance Holdings, Inc., a Delaware corporation ("Borrower"), having an office at 1110 W. Commercial Blvd - Suite 100, Fort Lauderdale, FL 33309, promises to pay to the order of Benfield Greig (Holdings), Inc., a New York corporation ("Lender"), at its office at 3600 American Blvd West, Minneapolis, MN 55431, or at such other place as may be designated in writing by Lender, the principal sum of Twelve Million Dollars ($12,000,000) with interest accruing from the date of disbursement at the market rate of twelve and three quarters percent (12.75%) per annum ("Market Rate") or, if less, the maximum rate permitted under applicable law, subject to the anticipated decrease to the below market rate of eight and one quarter percent (8.25%) ("Reduced Rate") under the terms of the following paragraph.

      It is understood and agreed between Lender and Borrower that Lender is making the current loan to Borrower partially in consideration for Borrower and Borrower's subsidiaries and affiliates appointing Benfield Inc. as their reinsurance intermediary and retaining Benfield Inc. as their reinsurance intermediary for all of their reinsurance placements for the year beginning on June 1, 2007, under the terms set out in the Broker Authorization Contract, Services Agreement and Brokerage Sharing Agreement ("Broker Agreements"). Based on this understanding and agreement Borrower and its affiliates have agreed to accrue a loan processing and origination fee of Five Hundred Thousand Dollars ($500,000) which shall be forgiven in full if Borrower and its affiliates fulfill all their material obligations under the Broker Agreements but shall otherwise immediately become due and payable and subject to all the terms of the Security Agreement if Borrower or its affiliates terminate or materially breach any of the Broker Agreements. In addition, on July 10, 2008, or before as events dictate Lender agrees to refund and pay the difference between the interest actually paid using the Market Rate and the interest that would have been paid using the Reduced Rate, if Borrower and its affiliates fulfill all their material obligations under the Broker Agreements.

      Borrower agrees to repay Lender the outstanding principal amount under this secured promissory note (the "Note") in six monthly installments of One Million Five Hundred Thousand Dollars ($1,500,000) and a final seventh monthly installment of the remaining balance (each a "Monthly Installment") plus all accrued interest under the terms of the Note up to and including the day of payment, calculated on a daily basis using the actual number of days elapsed and a 360-day year with a Monthly Installment due on the last day of each month starting on January 31, 2007 and ending on July 31, 2007. Payments shall be made to Lender at 3600 American Blvd West - Suite 700, Minneapolis, MN 55331 or via wire transfer to:

      Beneficiary            Benfield Greig (Holdings), Inc.
      Bank Name:             Wells Fargo
      Routing/ABA:           121000248
      Account Number:        4121030035

      If Borrower fails to pay any of the Monthly Installments in a timely manner either when due or within the 5-day cure period after notice, it agrees that its insurance subsidiaries, including Universal Property & Casualty Insurance Company ("Universal Property"), will name Benfield Inc. as their broker of record for one additional year beyond the initial year set out in the Broker Agreements.

      This Note is subject to and is secured by all of the terms of the Security Agreement between Borrower and Lender executed in connection with and relating to this Note.

      In case of:

          (a) Borrower failing to timely pay when due any sums payable hereunder, and such failure continuing without cure for a period of five (5) days following Borrower's receipt of written notice from Lender regarding such failure,

          (b) the dissolution or termination of the existence of Borrower, Universal Property or Universal Risk Advisors, Inc. ("Universal Risk"); or a change in control of the Borrower defined for the purpose of this Note as a sale or sales by Bradley I. Meier of more than 50% of his equity holding in Borrower, or the sale by Borrower of 50% or more of its ownership interests in Universal Property or Universal Risk,

          (c) the filing of any petition in bankruptcy by or against the Borrower, Universal Property or Universal Risk,

          (d) the making by the Borrower, Universal Property or Universal Risk of an assignment for the benefit of creditors,

          (e) the appointment of a receiver of any property of the Borrower, Universal Property or Universal Risk,

          (f) any governmental authority or any court at the instance of any governmental authority shall take possession of any substantial part of the property of the Borrower, Universal Property, or Universal Risk or shall assume control over the affairs or operation of either of them or a receiver shall be appointed or a writ or order of attachment, garnishment or execution shall be issued or made against any of the property of either of them,

          (g) a material default by Borrower, Universal Property or Universal Risk or any of their affiliates under the Security Agreement, the Broker Authorization Contract, the Services Agreement or the Brokerage Sharing Agreement,

          (h) Borrower, Universal Property or Universal Risk failing in a material way to comply with any applicable Florida Office of Insurance Regulation ("OIR") regulation or other regulatory requirement and, if the noncompliance is such that by its nature would normally be subject to cure within twenty-five days, the failure continues without cure for a period of twenty-five days from the first to occur of the discovery of the noncompliance by Borrower, Universal Property or Universal Risk, as the case may be, or receipt of notice from the OIR or other regulatory authority to comply with such regulation or other regulatory requirement,

          (i) Borrower failing to provide Lender with any of the following items in a timely business manner: (1) any reasonably requested public financial information, (2) notice of any known material events affecting Borrower, Universal Property or Universal Risk, and (3) any material change in the relationship between Borrower and Universal Property or any of their affiliates, or

          (j) Benfield Inc.'s termination as the exclusive reinsurance intermediary for the reinsurance year beginning June 1, 2007, with respect to any insurance business underwritten and/or produced by Borrower or Universal Property or any of their affiliates inclusive of all corresponding or subappointments Benfield Inc. may make, before
          Lender or Benfield Inc. has been paid Four Million Dollars ($4,000,000) in Net Brokerage Revenues as set out in the Brokerage Sharing Agreement between Benfield Inc. and Universal Property for the reinsurance year beginning June 1, 2007.

then Lender may, at its sole option, declare all sums owing under this Note immediately due and payable; provided, however, upon the occurrence of any event described in clauses (b), (c), (d), (e) or (f) above, all sums owing hereunder shall be automatically due and payable without further action on the part of Lender.

      Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. If any attorney is engaged by Lender to enforce or defend any provision of this Note or the Security Agreement, whether or not as a consequence of any default or event of default, with or without the filing of any legal action, proceeding or appeal, or appearance in any bankruptcy proceeding, then Borrower shall immediately pay on demand all reasonable and necessary attorneys' fees and all other costs incurred by Lender, together with interest thereon from the date that such fees and cost were paid by Lender to its attorneys until paid at the rate of interest applicable to the principal owing hereunder as if such unpaid attorneys' fees and costs had been added to the principal.

      Borrower may, at any time or from time to time, prepay the amount outstanding in whole or in part, without penalty or premium. Any partial payment shall be applied first against the interest that has accrued and remains unpaid on the date of prepayment, and the balance shall be applied against the principal owing hereunder. On the due date when all accrued interest and principal has been paid, or on any earlier date if the Borrower prepays all of the accrued interest and principal of the Note, the lender shall file a UCC-3 Termination Statement and mark the Note and Security Agreement, paid and void respectively, regardless of any ongoing business relationships between the Lender and the Borrower.

      This Note and the Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware excluding conflict of laws principles that would cause the application of laws of any other jurisdiction, and the state and federal courts located in Delaware shall have the exclusive jurisdiction for the enforcement of the provisions of this Note.

      The provisions of this Note and the Security Agreement shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.



                                     BORROWER:

                                     UNIVERSAL  INSURANCE  HOLDINGS, INC.


                                     By:          /s/ Bradley I. Meier
                                         -------------------------------
                                     Print Name:  Bradley I. Meier

                                     Its:  President


                                     LENDER:

                                     BENFIELD GREIG (HOLDINGS), INC.



                                     By:          /s/ J. Robert Bredahl
                                         -------------------------------
                                     Print Name:  J. Robert Bredahl

                                     Its:  President